Exhibit 11
               Statement Re: Computation of Per Share Earnings

Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. ESOP shares released or committed to be released are considered outstanding while unallocated ESOP shares are not considered outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The following table presents the basic and diluted earnings per share computation for the years ended December 31, 2001, 2000 and 1999, as adjusted for the stock dividend.


                                                            Years ended December 31,
                                                        --------------------------------
                                                          2001        2000        1999
                                                          ----        ----        ----

Net income applicable to common stock                   $792,068    $238,466    $403,001
                                                        ================================

Weighted average number of common shares outstanding     552,696     584,423     597,629
Less: weighted average unallocated ESOP shares           (31,201)    (35,401)    (38,401)
Less: weighted average unvested shares
 held by Stock Based Incentive Plan                      (13,853)      1,011           -
                                                        --------------------------------
Average number of common shares outstanding used
 to calculate basic earings per share                    507,642     550,033     559,228
                                                        --------------------------------

Effect of dilutive options                                10,643       3,759           -
Effect of dilutive unvested stock awards                   6,185       2,357           -
                                                        --------------------------------
Average number of common shares outstanding used
 to calculate diluted earnings per share                 524,470     556,149     559,228
                                                        ================================

Earnings Per Share:
  Basic                                                 $   1.56    $   0.43    $   0.72
  Diluted                                               $   1.51    $   0.43    $   0.72